EXHIBIT 99.2



For immediate release

Contact: Ryan VanWinkle, Investor Relations, 816-792-7998

                         Ferrellgas Announces Pricing of
                            $250 Million Senior Notes

     Liberty, MO (April 15, 2004)--Ferrellgas Partners, L.P. (NYSE: FGP) and Ferrellgas, L.P. announced the pricing on April 14, 2004 of a private placement by two subsidiaries of Ferrellgas, L.P. of $250 million of 6-3/4% senior notes due 2014. The two subsidiaries will act as co-obligors under the notes and anticipate receiving net proceeds of approximately $243.5 million from the private placement based on an offering price of 99.637% per note and after deducting underwriting discounts and commissions. The private placement is anticipated to close on Tuesday, April 20, 2004.

     This press release does not constitute an offer to sell nor the solicitation of an offer to buy these securities. No offer, soliciation or sale of these securities will occur in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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